Exhibit 99.26(8)(f)

AMENDMENT TO PARTICIPATION AGREEMENT

Among

VARIABLE INSURANCE PRODUCTS FUND,

FIDELITY DISTRIBUTORS CORPORATION

And

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

THIS AMENDMENT is made and entered into by and among Southern Farm Bureau Life Insurance Company (hereinafter the “Company”), a Mississippi insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A to the Participation Agreement as amended by the First Amendment, and Variable Insurance Products Fund, an unincorporated business trust organized under the laws of the commonwealth of Massachusetts (hereinafter the “Fund”), and Fidelity Distributors Corporation (hereinafter the “Underwriter”), a Massachusetts corporation.

WHEREAS, the Company, the Fund and the Underwriter entered into a Participation Agreement dated July 30, 1999 (herein the “Participation Agreement”), to facilitate the purchase by the Company, on behalf of certain segregated asset accounts of the Company, shares in certain portfolios of securities managed by the Fund;

WHEREAS, the Company, the Fund and the Underwriter entered into an Amendment to Participation Agreement dated September 18, 2001 (herein the “First Amendment”), to amend certain provisions of the Participation Agreement; and

WHEREAS, the Company, the Fund and the Underwriter desire to further amend certain provisions of the Participation Agreement;

NOW THEREFORE, for and in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Company, the Fund and the Underwriter hereby agree as follows:

1. ARTICLE XI of the Participation Agreement is hereby amended in its entirety to read as follows:

ARTICLE XI.                         Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

82 Devonshire Street

Boston, Massachusetts 02109

Attention: Treasurer

If to the Company:

Southern Farm Bureau Life Insurance Company

1401 Livingston Lane

Jackson, Mississippi 39213

Attention: General Counsel

If to the Underwriter:

82 Devonshire Street

Boston, Massachusetts 02109

Attention: Treasurer

2. Except as hereinabove expressly modified or amended, all of the terms and conditions contained in the Participation Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

SOUTHERN FARM BUREAU LIFE
INSURANCE COMPANY

By:	/s/ Joseph A. Purvis
Name: Joseph A. Purvis
Title: Senior Vice President, General Counsel and Secretary
Date: February 9, 2006

VARIABLE INSURANCE PRODUCTS FUND

By:	/s/ Christine Reynolds
Name: Christine Reynolds
Title: Treasurer and Senior Vice President
Date: March 10, 2006

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Bill Loehning
Name: Bill Loehning
Title: Executive Vice President
Date: February 22, 2006